The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-154962
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED OCTOBER 14, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 14, 2009)

           Shares

Class B Common Stock

National Amusements, Inc. (“NAI”), through its wholly-owned subsidiary, NAIRI, Inc. (the “selling stockholder”), is offering a number of its shares of Class B Common Stock of CBS Corporation, which is intended to result in offering proceeds of approximately $315 million (or approximately $347 million if the over-allotment option described below is exercised in full). Simultaneously with this offering, NAI, through the selling stockholder, is offering a number of its shares of Class B Common Stock of Viacom Inc., which is intended to result in offering proceeds of approximately $545 million (or approximately $600 million if the over-allotment option with respect to that offering is exercised in full). NAI does not intend to have the aggregate offering proceeds from this offering and the Viacom offering exceed $860 million (or approximately $947 million if the over-allotment option described below and with respect to the Viacom offering are exercised in full), and intends to retain in excess of 75% of the voting control of each of CBS and Viacom after giving effect to the respective offerings.

We will not receive any of the proceeds from the sale of shares of Class B Common Stock by the selling stockholder in this offering

Our Class B Common Stock is listed on The New York Stock Exchange under the symbol “CBS.” The last reported sale price on October 13, 2009 was $12.15 per share.

Investing in our common stock involves risks which are described in the “Risk Factors” section beginning on page I-22 of our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which is incorporated by reference herein, and on page S-4 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

The underwriters have a 30-day option to purchase a maximum of          additional Class B Common Stock shares to cover over-allotments of shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class B Common Stock to purchasers on or about October   , 2009 through the book-entry facilities of The Depository Trust Company.

Sole Bookrunner and Joint Lead Manager

Citi

Joint Lead Manager

J.P. Morgan

Prospectus Supplement dated October   , 2009

Prospectus Supplement

In this prospectus supplement, we use the terms “the Company,” “we,” “us” and “our” to refer to CBS Corporation. The term “NAI” refers to National Amusements, Inc., a closely held corporation that wholly owns the selling stockholder, and which has voting control of us through its beneficial ownership of our voting Class A Common Stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by CBS Corporation. None of CBS Corporation, the selling stockholder or any of the underwriters has authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since then. None of CBS Corporation, the selling stockholder or any of the underwriters is making an offer to sell the shares of capital stock in any jurisdiction where the offer or sale is not permitted.

We provide information to you about the shares of Class B Common Stock in two separate documents, this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:

•	advertising market conditions generally;

•	changes in the public acceptance of our programming;

•	changes in technology and its effect on competition in our markets;

•	changes in the Federal Communications laws and regulations;

•	the impact of piracy on our products;

•	the impact of consolidation in the market for our programming;

•	other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and

•	other factors described in our news releases and filings with the Securities and Exchange Commission (the “SEC”) including but not limited to the factors under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2008 and in our Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which is incorporated by reference herein.

There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this prospectus supplement are only made as of the date of this prospectus supplement, and any forward-looking statements incorporated by reference herein are made only as of the date of the incorporated document. We expressly disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances, except as otherwise required by applicable law or the rules and regulations promulgated by the SEC.

You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Further information concerning CBS Corporation and its businesses, including factors that potentially could materially affect CBS Corporation’s financial results, is included in news releases and other filings with the SEC, and investors are encouraged to review these news releases and filings. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. CBS Corporation does not undertake responsibility for updating any of such information, whether as a result of new information, future events, or otherwise, except as required by law.

ii

SUMMARY
CBS Corporation

We are a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Television Network, our 30 owned broadcast television stations, CBS Television Studios and CBS Television Distribution, our television production and syndication operations; Showtime® Networks, our premium subscription television program services; and CBS College Sports Networktm, our cable network devoted to college athletics.

•	RADIO: The Radio segment owns and operates 130 radio stations in 28 U.S. markets through CBS Radio®.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage principally through CBS Outdoor® and in retail stores through CBS Outernettm.

•	INTERACTIVE: The Interactive segment is the Company’s online content network for information relating to technology, entertainment, sports, news, business, gaming and music. CBS Interactive’s brands include CNET®, CBS.comtm, CBSSports.comtm, GameSpot®, TV.comtm, BNETtm and Last.fm®.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Presstm.

For the quarter ended June 30, 2009, contributions to CBS Corporation’s consolidated revenues from its segments were as follows: Television 65%, Radio 11%, Outdoor 14%, Interactive 4% and Publishing 6%. For the year ended December 31, 2008, contributions to CBS Corporation’s consolidated revenues from its segments were as follows: Television 64%, Radio 11%, Outdoor 16%, Interactive 3% and Publishing 6%. We generated approximately 16% of our total revenues from international regions in 2008. For the year ended December 31, 2008, approximately 66% and 16% of total international revenues of approximately $2.25 billion were generated in Europe and Canada, respectively.

We were organized under the laws of the State of Delaware in 1986. Our principal offices are located at 51 West 52nd Street, New York, New York 10019, our telephone number is (212) 975-4321 and our website address is www.cbscorporation.com. However, the information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	CBS Corporation

Selling stockholder	NAIRI, Inc., a wholly-owned subsidiary of NAI.

Class B Common Stock offered by the selling stockholder	shares.

Class B Common Stock subject to over-allotment option	additional shares.

Class B Common Stock to be outstanding after the offering	shares ( shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class B Common Stock by the selling stockholder.

New York Stock Exchange symbol	CBS

Conflicts of Interest	The underwriters or their affiliates may receive proceeds from this offering if they are lenders under NAI’s credit facilities. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by Financial Industry Regulatory Authority (“FINRA”). Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule.

Risk factors	Investing in our Class B Common Stock involves risks. See the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, and on page S-4 of this prospectus supplement for a description of certain risks you should consider before investing in our Class B Common Stock.

The number of shares of our Class B Common Stock outstanding after giving effect to this offering (including the selling stockholder’s conversion of a portion of its shares of our Class A Common Stock into shares of our Class B Common Stock, as described herein) is based on 619,657,119 shares outstanding as of September 30, 2009 and assumes no exercise of outstanding stock options or vesting of outstanding restricted stock units after that date. Each of 57,674,491 shares of our Class A Common Stock outstanding as of September 30, 2009 is convertible at the option of the holder into one share of our Class B Common Stock. Unless we indicate otherwise, all information in this prospectus supplement with respect to outstanding shares of our Class B Common Stock as of September 30, 2009 excludes:

•	45,880,579 shares of Class B Common Stock issuable upon the exercise of stock options granted to our employees and directors, of which 22,925,377 shares were exercisable at a weighted average exercise price of $30.23 as of September 30, 2009;

•	19,160,522 shares of Class B Common Stock issuable upon vesting of outstanding restricted stock units;

•	786,945 shares of Class B Common Stock issuable upon vesting of outstanding performance share units at their target level;

•	68,720,593 shares of Class B Common Stock available for future equity grants under any of the Company’s equity plans as of September 30, 2009; and

•	57,674,491 shares of Class B Common Stock issuable upon conversion of our Class A Common Stock.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. After giving effect to this offering and the selling stockholder’s conversion of certain shares of its Class A Common Stock to shares of Class B Common Stock (on a one-for-one basis), NAI will beneficially own shares of our Class A Common Stock representing approximately     % of the voting power of all classes of our common stock, and approximately     % of our Class A Common Stock and Class B Common Stock on a combined basis.

RISK FACTORS

For a discussion of risks related to us, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which is incorporated by reference herein. See “Where You Can Find Additional Information.”

NAI has advised us that it has pledged all of its shares of our Class A Common Stock and our Class B Common Stock as collateral to secure its obligations under its credit facilities and certain other obligations.

As part of a restructuring of NAI’s credit facilities and certain other obligations, in May 2009, NAI advised us that it had pledged substantially all of its assets, including the shares of our Class A Common Stock and our Class B Common Stock that it owns, to secure those obligations. NAI has advised us that it intends to use the proceeds from this offering to partially repay NAI’s creditors. However, the proceeds will not be sufficient to repay the creditors in full, and the pledge of the Class A Common Stock that the selling stockholder will continue to own is expected to remain in place. After giving effect to this offering, as of September 30, 2009, NAI would have had           shares of Class A Common Stock pledged. Such shares of our Class A Common Stock are convertible into an equal number of shares of our Class B Common Stock. If NAI defaults on its remaining obligations and the creditors foreclose on the collateral, the creditors or anyone to whom the creditors transfer such shares could convert such shares of our Class A Common Stock into shares of our Class B Common Stock and sell such shares, which sale could adversely affect our share price. Additionally, if the creditors foreclose on the pledged shares of our Class A Common Stock, NAI will no longer own those shares and will therefore no longer have voting control of us.

Sales of additional shares of our Class B Common Stock by NAI could adversely affect the stock price.

Sales of additional shares of our Class B Common Stock by NAI could adversely affect the stock price. NAI has advised us that it intends to use the proceeds from this offering to partially repay NAI’s creditors and while it does not currently intend to further reduce its ownership levels in CBS after this offering, there can be no assurance that NAI at some future time will not sell additional shares of our stock, which could adversely affect our share price.

NAI, through its voting control of us, is in a position to control actions that require stockholder approval.

NAI, through its beneficial ownership of our Class A Common Stock, has voting control of us. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, serves as Executive Chairman of our Board of Directors, and Ms. Shari Redstone, the president and a director of NAI, serves as Vice Chair of our Board of Directors. In addition, Mr. David R. Andelman is a director of NAI and serves as one of our directors. NAI is in a position to control the outcome of corporate actions that require stockholder approval, including the election of directors and transactions involving a change of control. Other stockholders are unable to affect the outcome of our corporate actions for so long as NAI retains voting control.

Certain members of management, directors and stockholders may face actual or potential conflicts of interest.

Our management and directors may own both our common stock and Viacom Inc. common stock, and both we and Viacom Inc. are controlled by NAI. Mr. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, serves as Executive Chairman of our Board of Directors and executive chairman of Viacom Inc.’s board of directors. Ms. Redstone, the president and a director of NAI, serves as Vice Chair of the Board of Directors of each of us and Viacom Inc. Mr. David R. Andelman is a director of NAI and serves as one of our directors. This ownership overlap and these common directors could create, or appear to create, potential conflicts of interest when we and Viacom Inc.’s management, directors and controlling stockholder face decisions that could have different implications for us and Viacom Inc. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and Viacom Inc. regarding the terms of the agreements governing the separation between us and Viacom Inc. and the relationship between us and Viacom Inc. thereafter. These agreements include, among others, the Separation Agreement, the Tax Matters Agreement, the transition services agreement and any commercial agreements between the parties or their affiliates. On occasion, we and Viacom Inc. may compete with each other in various commercial enterprises. Potential conflicts of interest could also arise if we and Viacom Inc. enter into any commercial arrangements with each other in the future. Each of Mr. Redstone and Ms. Redstone may also face conflicts of interest with regard to the allocation of his or her time between us and Viacom Inc. Our certificate of incorporation contains provisions related to corporate opportunities that may be of interest to both us and Viacom Inc. Our certificate of incorporation provides that in the event that a director, officer or controlling stockholder of ours who is also a director, officer or controlling stockholder of Viacom Inc. acquires knowledge of a potential corporate opportunity for both us and Viacom Inc., such director, officer or controlling stockholder may present such opportunity to us or Viacom Inc. or both, as such director, officer or controlling stockholder deems appropriate in his or her sole discretion, and that by doing so such person will have satisfied his or her fiduciary duties to us and its stockholders. In addition, our certificate of incorporation provides that we renounce any interest in any such opportunity presented to Viacom Inc. These provisions create the possibility that a corporate opportunity of one of such companies may be used for the benefit of the other company.

Many factors may cause the stock price of our Class B Common Stock to fluctuate.

The stock price of our Class B Common Stock may fluctuate significantly as a result of many factors. These factors, some or all of which are beyond our control, include:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

•	success of our operating and growth strategies;

•	investor anticipation of strategic, technological or regulatory threats, whether or not warranted by actual events;

•	operating and stock price performance of other comparable companies; and

•	realization of any of the risks described in these risk factors.

In addition, the stock market has experienced volatility that often has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading prices of our common stock, regardless of our actual operating performance.

Dividends and dividend rates cannot be guaranteed.

The overall weakened economy and turmoil in the credit and capital markets may cause companies to recalibrate their business plans with a renewed focus on liquidity and maintenance of a strong balance sheet. Our Board of Directors assesses these and other relevant factors when considering the declaration of a dividend on our Class B Common Stock. We cannot guarantee that we will continue to declare dividends, including at the same or similar rates.

Potential Liabilities Related to Legal Matters Could Adversely Impact Our Financial Condition

We regularly defend lawsuits and proceedings and respond to various investigations and inquiries from federal, state and local authorities. Recently, on October 2, 2009, a shareholder derivative complaint, Hatcher v. CBS, et. al., was filed in the United States District Court for the Southern District of New York naming the Company, as a nominal defendant, members of the board of directors and certain current and former executives as defendants. The Hatcher complaint alleges that the defendants breached their fiduciary duties by failing to timely write down the value of certain of the Company’s assets. The Hatcher complaint relates to the same or similar allegations in the class action described in our Quarterly Report filed on Form 10-Q for the quarter ending June 30, 2009, for which we filed a motion to dismiss on July 13, 2009. The Hatcher complaint seeks, among other things, unspecified compensatory damages, restitution from the defendants with respect to compensation, benefits and profits obtained, and the institution of certain reforms to the Company’s internal control functions. The Company intends to ask the court to dismiss the Hatcher complaint on various grounds.

While we believe adverse outcomes in the matters referred to above are unlikely, it is possible that adverse outcomes in such matters or other lawsuits, proceedings or investigations to which we are a party could have a material adverse effect on our financial position, operating performance or cash flow.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Class B Common Stock by the selling stockholder.

PRICE RANGE OF OUR COMMON STOCK

Our Class B Common Stock is listed on the New York Stock Exchange under the symbol “CBS.” The following table sets forth, for the periods indicated, the high and low intraday prices of our Class B Common Stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year Ended 2009
Fourth Quarter (through October 13, 2009)	$12.70	$11.29
Third Quarter	$13.16	$5.65
Second Quarter	$9.15	$3.65
First Quarter	$9.19	$3.06

	High	Low

Fiscal Year Ended 2008
Fourth Quarter	$14.61	$4.36
Third Quarter	$19.40	$14.02
Second Quarter	$25.00	$19.10
First Quarter	$27.18	$21.00

	High	Low

Fiscal Year Ended 2007
Fourth Quarter	$32.20	$25.57
Third Quarter	$35.75	$28.76
Second Quarter	$34.02	$30.46
First Quarter	$32.27	$28.45

On October 13, 2009, the closing sale price of our Class B Common Stock was $12.15.

DIVIDENDS

We paid a quarterly cash dividend of $0.05 per share on our Class A Common Stock and Class B Common Stock on April 1, 2009 and July 1, 2009. We declared a quarterly cash dividend on our Class A and Class B Common Stock during each of the four quarters of 2008 and 2007, resulting in total dividends of $725.9 million and $667.1 million, respectively. See “Risk Factors — Dividends and dividend rates cannot be guaranteed.”

SELLING STOCKHOLDER

The following table, which was prepared based on information supplied to us by the selling stockholder, sets forth the name of the selling stockholder, the number of shares of our Class B Common Stock beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our Class B Common Stock by the selling stockholder as adjusted to reflect the assumed sale of all of the shares of Class B Common Stock offered under this prospectus supplement.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person may also be deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire through the conversion of a security.

The percentage of beneficial ownership is based on (i) 619,657,119 shares of our Class B Common Stock outstanding as of September 30, 2009, and (ii) as of September 30, 2009, the selling stockholder’s ownership of 22,809,527 shares of Class B Common Stock, and 46,829,414 shares of Class B Common Stock that the selling stockholder would receive assuming conversion of all of such stockholder’s 46,829,414 shares of Class A Common Stock. NAI advised us that it intends to retain in excess of 75% of the voting control of CBS after giving effect to this offering. Sumner Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares. Mr. Redstone is the Executive Chairman of our Board of Directors and our founder. Mr. Redstone’s daughter, Ms. Shari Redstone, is the president and a director of NAI, and serves as Vice Chair of our Board of Directors. This table below does not include any shares of CBS common stock personally held by Mr. Redstone or Ms. Redstone.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
	Number of			Number of
	Shares of		Number of	Shares of
	Class B		Shares	Class B
	Common		Offered	Common
Name of Selling Stockholder	Stock	Percentage	Hereby	Stock	Percentage

NAIRI, Inc.(1)	69,638,941	10.45%	(2)		%

(1)	The address of the selling stockholder is 846 University Ave., Norwood, MA 02062-2631. Based on information received from NAI, all of the shares of Class A Common Stock and Class B Common Stock owned by NAIRI, Inc. are pledged to NAI’s creditors in connection with the agreement to restructure NAI’s indebtedness. The pledge over the shares being sold in this offering will be released in connection with such sale.
(2)	Includes shares of CBS Class B Common Stock received upon conversion of a portion of the selling stockholder’s shares of CBS Class A Common Stock.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

The following discussion is a general summary of certain material U.S. federal income and estate tax consequences of the ownership and disposition of the shares of our Class B Common Stock offered hereby (the “common stock”) applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a “U.S. Holder,” as defined below, nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). As used herein, a U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source; or

•	a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (B) otherwise has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences relating to the ownership and disposition of our common stock.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents, persons who hold or receive common stock as compensation and persons subject to the alternative minimum tax). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations. We have not obtained, nor do we intend to obtain, any ruling from the IRS or opinions of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with the statements and conclusions set forth below, or that if the IRS were to challenge such conclusions, such challenge would not be sustained by a court.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if such dividend income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our common stock will be taxable as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on the gross amount of any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock (with a corresponding reduction in such Non-U.S. Holder’s tax basis in our common stock), and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund with the IRS. A Non-U.S. Holder should consult its own independent tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale, exchange or other disposition of our common stock unless:

(1) the gain is U.S. trade or business income, as described above;

(2) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

(3) we are or have been a “United States real property holding corporation” (a “USRPHC”), under section 897 of the Code, at any time during the shorter of the five-year period ending on the date of such disposition or the Non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and personal property associated with the use of real property. We believe we are not currently, and are not likely to become, a USRPHC. If we are determined to be a USRPHC, a Non-U.S. Holder nevertheless will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as (i) our common stock is “regularly traded on an established securities market” as defined under applicable Treasury regulations and (ii) a Non-U.S. Holder owns, actually and constructively, 5% or less of our common stock during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for our common stock.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own independent tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the sole bookrunner and joint lead manager for this offering and as the representative of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us, NAI and the underwriters, NAI has agreed to cause the selling stockholder to sell to the underwriters, and each of the underwriters has severally agreed to purchase from the selling stockholder, the number of shares of Class B Common Stock set forth opposite its name below.

Underwriters	Number of Shares

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased.

We and NAI have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling stockholder has agreed to indemnify us and our officers, directors and control persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments we or the selling stockholder may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to certain conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling stockholder that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. After the offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share		Total
	Without	With	Without	With
	Option	Option	Option	Option

Public offering price	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholder	$	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $750,000 and are payable by NAI.

Underwriters’ Option to Purchase Additional Shares

NAI has granted an option to the underwriters to purchase, and to cause the selling stockholder to sell, up to     additional shares from it at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of the underwriting agreement. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representative, offer, sell, contract to sell, announce the intention to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in such a disposition, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of our Class B Common Stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock, subject to customary exceptions.

Other than the pledge currently in existence with respect to the selling stockholder’s shares of our Class A Common Stock and Class B Common Stock, NAI has advised us that it has agreed that, for a period of 90 days from the date of this prospectus supplement, it will not cause or permit the selling stockholder, without the prior written consent of the representative, to offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in such a disposition, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of our Class B Common Stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock.

The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell shares of Class B Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class B Common Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares of Class B Common Stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares of capital stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares of capital stock. As a result, the price of the shares of our Class B Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

European Union Prospectus Directive

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a ‘‘Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of shares may be offered to the public in that Relevant Member State at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The selling stockholder has not authorized and does not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the selling stockholder or the underwriters.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	A corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	A trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Certain Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses.

Conflicts of Interest

Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are, and affiliates of certain other underwriters may be, lenders under NAI’s credit facilities. The selling stockholder intends to use the net proceeds from this offering to repay a portion of the borrowings under NAI’s credit facilities. The underwriters or their affiliates may receive proceeds from this offering if they are lenders under NAI’s credit facilities. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by FINRA. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities having a bona fide public market as contemplated by such rule.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy and information statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange.

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act including filings made after the date of the initial registration statement, to the extent not superseded, until this offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed April 24, 2009, as amended on April 27, 2009; and

•	Our Current Reports on Form 8-K filed on February 18, 2009 (only SEC accession number 0001104659-09-010523), May 5, 2009, May 13, 2009, June 2, 2009, June 10, 2009, June 23, 2009, July 29, 2009, September 18, 2009 and October 2, 2009.

You may also request a copy of any documents incorporated by reference herein (including any exhibits that are specifically incorporated by reference herein), at no cost, by writing or telephoning us at the following address or telephone number:

CBS Corporation
51 West 52nd Street
New York, New York 10019
Attention: Investor Relations
Telephone: 1-877-CBS-0787

LEGAL MATTERS

Louis J. Briskman, Esq., our general counsel, will pass upon the validity of the shares of the Class B Common Stock to be sold by the selling stockholder. Hughes Hubbard & Reed LLP will pass upon the validity of the shares of capital stock for the underwriters. Hughes Hubbard & Reed LLP has performed and performs legal services for us and certain of our affiliates from time to time.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of CBS Corporation incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

CBS CORPORATION

Certain securities of which are unconditionally guaranteed by CBS Operations Inc. (a wholly owned subsidiary of CBS Corporation).

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

Senior debt securities

Senior subordinated debt securities

Preferred stock

Warrants representing rights to purchase senior debt securities, senior subordinated debt securities or preferred stock of CBS Corporation

The senior debt securities, senior subordinated debt securities and preferred stock of CBS Corporation may be convertible into Class B Common Stock

Class B Common Stock of CBS Corporation for resale by one or more selling security holders

Our Class B Common Stock is listed on the New York Stock Exchange under the trading symbol “CBS”.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page 4 of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 14, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that CBS Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company”) has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus in one or more offerings.

In this prospectus we use the terms “we,” “us,” and “our” to refer to CBS Corporation. References to “CBS Operations” are references to CBS Operations Inc. References to “senior debt securities” are references to the senior debt securities that may be issued under the senior indenture; references to “senior subordinated debt securities” are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to “debt securities” are references to the senior debt securities and the senior subordinated debt securities, collectively. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither CBS Corporation nor CBS Operations has authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely upon it. Neither CBS Corporation nor CBS Operations is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or such supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CBS Corporation files annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy and information statements and other information that CBS Corporation files electronically with the SEC. The address of that website is www.sec.gov.

Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with United States (“U.S.”) securities laws, CBS Operations is not obligated to file annual, quarterly and special reports, proxy and information statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corporation.

We are “incorporating by reference” specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of the post-effective amendment to the registration statement, to the extent not superseded, until the offering of the particular securities covered by a prospectus supplement has been completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009;

•	Our Definitive Proxy Statement on Schedule 14A filed April 24, 2009, as amended on April 27, 2009;

•	Our Current Reports on Form 8-K filed on February 18, 2009 (only SEC accession number 0001104659-09-010523), May 5, 2009, May 13, 2009, June 2, 2009, June 10, 2009, June 23, 2009, July 29, 2009, September 18, 2009 and October 2, 2009; and

•	The description of our Class B Common Stock contained on Form 8-A/A filed with the SEC on November 23, 2005.

You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning CBS Corporation at the following address or telephone number:

CBS Corporation
51 West 52nd Street
New York, New York 10019
Attention: Investor Relations
Telephone: 1-877-CBS-0787

THE COMPANY

CBS Corporation is a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Television Network, the Company’s 30 owned broadcast television stations, CBS Television Studios and CBS Television Distribution, the Company’s television production and syndication operations; Showtime® Networks, the Company’s premium subscription television program services; and CBS College Sports Networktm, the Company’s cable network devoted to college athletics.

•	RADIO: The Radio segment owns and operates 130 radio stations in 28 U.S. markets through CBS Radio®.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage principally through CBS Outdoor® and in retail stores through CBS Outernettm.

•	INTERACTIVE: The Interactive segment is the Company’s online content network for information relating to technology, entertainment, sports, news, business, gaming and music. CBS Interactive’s brands include CNET®, CBS.comtm, CBSSports.comtm, GameSpot®, TV.comtm, BNETtm and Last.fm®.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster ®, Pocket Books ®, Scribner ® and Free Press tm.

We were organized under the laws of the State of Delaware in 1986. Our principal offices are located at 51 West 52nd Street, New York, New York 10019, our telephone number is (212) 975-4321 and our website address is www.cbscorporation.com. However, the information contained in or connected to our website is not part of this prospectus.

THE GUARANTOR

CBS Operations, the guarantor of the debt securities and the preferred stock, if any guarantees are issued, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 51 West 52nd Street, New York, New York 10019. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corporation. CBS Operations operates a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime® Networks, Simon & Schuster, CBS Television Studios and eleven full power broadcast television stations. In addition, one of such subsidiaries holds the partnership interest in The CW, a broadcast network that launched in Fall 2006.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find Additional Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of CBS Corporation for the periods indicated.

For purposes of computing the following ratio of earnings to fixed charges, earnings represents earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of investee companies, and fixed charges, adjusted for inclusion of distributions from investee companies. Fixed charges represent interest expense, net of capitalized interest, and such portion of rental expense that represents an appropriate interest factor.

	Six Months Ended June 30,			Year Ended December 31,
	2009		2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	1.1	x	3.8 x	Note a	3.8 x	4.0 x	Note a	Note a

Note (a):	Earnings are inadequate to cover fixed charges by $12.57 billion in 2008, $7.55 billion in 2005 and $15.84 billion in 2004 due to the non-cash impairment charges of $14.18 billion in 2008, $9.48 billion in 2005 and $18.0 billion in 2004.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us through this prospectus and the accompanying prospectus supplement(s) for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, acquisitions and stock repurchases. We will not receive any proceeds from the resale of Class B Common Stock by one or more selling security holders.

DESCRIPTION OF THE DEBT SECURITIES

The following description of CBS Corporation’s debt securities to be issued under the debt indentures summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The following description also describes the specific terms of CBS Corporation’s debt securities and the extent, if any, to which the general provisions summarized may apply to any series of its debt securities in the prospectus supplement relating to such series. References to “senior debt securities” are references to the senior debt securities that may be issued under the senior indenture; references to “senior subordinated debt securities” are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to “debt securities” are references to both the senior debt securities and the senior subordinated debt securities.

CBS Corporation may issue its senior debt securities from time to time, in one or more series under a senior indenture, between CBS Corporation, CBS Operations and The Bank of New York Mellon, as senior trustee, or another senior trustee named in a prospectus supplement. We refer to this indenture as the “senior indenture.” The senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part. CBS Corporation may issue its senior subordinated debt securities from time to time, in one or more series under a senior subordinated indenture, between CBS Corporation, CBS Operations and The Bank of New York Mellon, as senior subordinated trustee, or another senior subordinated trustee named in a prospectus supplement. We refer to this indenture as the “senior subordinated indenture.” A form of the senior subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Together the senior indenture and the senior subordinated indenture are referred to as the “debt indentures.” The trustee under the senior indenture is called the “senior debt trustee” and the trustee under the senior subordinated indenture is called the “senior subordinated debt trustee.” Together the senior debt trustee and the senior subordinated debt trustee are called the “debt trustees.”

Neither of the indentures limit the amount of debt securities that may be issued. The applicable indenture provides that debt securities may be issued up to an aggregate principal amount authorized by CBS Corporation and may be payable in any currency or currency unit designated by CBS Corporation.

General

CBS Corporation will issue debt securities from time to time and may offer its debt securities on terms determined by market conditions at the time of their sale. CBS Corporation may issue debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. CBS Corporation will describe the material federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which CBS Corporation will issue the debt securities;

•	the date or dates on which the debt securities will mature;

•	the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

•	the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

•	whether the debt securities will be guaranteed by CBS Operations;

•	the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

•	the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•	if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at CBS Corporation’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any person, including CBS Corporation;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the applicable debt indenture.

If CBS Corporation sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, CBS Corporation may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, CBS Corporation or its agents.

Unless specified otherwise in a prospectus supplement, CBS Corporation will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but CBS Corporation may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

CBS Corporation’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any CBS Corporation subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that CBS Corporation’s claims as a creditor of the subsidiary may be recognized.

Guarantees

CBS Operations may unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and any interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the debt securities will be endorsed on the debt securities.

Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by CBS Operations. The applicable debt indentures provide that in the event that the guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of CBS Operations under the guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. Application of this clause could limit the amount which holders of debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of the debt securities, will have agreed to such limitations.

To the extent that a court were to find that (x) a guarantee was incurred by CBS Operations with the intent to hinder, delay or defraud any present or future creditor or (y) CBS Operations did not receive fair consideration or reasonably equivalent value for issuing its guarantee and CBS Operations (i) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of CBS Operations constituted unreasonably small capital to carry on its business or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such guarantee in favor of CBS Operations’ other creditors. To the extent any guarantee issued by CBS Operations was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of any debt securities guaranteed by CBS Operations could cease to have any claim against CBS Operations and would be creditors solely of CBS Corporation.

We and CBS Operations believe that the issuances of the guarantees by CBS Operations are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the senior debt securities and senior subordinated securities and, if applicable, the related guarantees, neither our counsel, counsel for CBS Operations nor counsel for any initial purchaser will express any opinion as to federal or state laws relating to fraudulent transfers.

Ranking

The senior debt securities will be unsecured senior obligations of CBS Corporation and will rank equally in right of payment with all of CBS Corporation’s other unsecured and unsubordinated indebtedness. The guarantees on the senior debt securities will be unsecured senior obligations of CBS Operations and will rank equally in right of payment with all of CBS Operations’ other unsecured and unsubordinated indebtedness.

The senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Corporation and will be subordinated in right of payment to CBS Corporation’s senior indebtedness. The guarantees on the senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Operations and will be subordinated in right of payment to CBS Operations’ senior indebtedness.

The debt securities and the guarantees will be effectively subordinated to any secured indebtedness of CBS Corporation or CBS Operations, as the case may be, to the extent of the value of the assets securing such indebtedness. The debt indentures do not limit the amount of debt that CBS Corporation, CBS Operations or their respective subsidiaries can incur.

In addition, both CBS Corporation and CBS Operations conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of CBS Corporation and CBS Operations are a major source of funds necessary to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as subsidiaries’ financial conditions and operating requirements, may limit the ability of CBS Corporation or CBS Operations to obtain cash required to pay CBS Corporation’s debt service obligations, including payments on the debt securities, or CBS Operations’ payment obligations under the guarantees. The debt securities (whether senior or subordinated obligations of CBS Corporation) will be structurally subordinated to all obligations of CBS Corporation’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed), including claims with respect to trade payables. The guarantees (whether senior or subordinated obligations of CBS Operations) will be structurally subordinated to all obligations of CBS Operations’ subsidiaries, including claims with respect to trade payables. This means that holders of the debt securities of CBS Corporation will have a junior position to the claims of creditors of CBS Corporation’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed) on the assets and earnings of such subsidiaries. Holders of guarantees of CBS Operations, if any, will have a junior position to the claims of creditors of CBS Operations’ subsidiaries on the assets and earnings of such subsidiaries and will have no claim by virtue of such guarantees against CBS Corporation or any subsidiary of CBS Corporation that is not a subsidiary of CBS Operations. As of June 30, 2009, CBS Corporation’s direct and indirect subsidiaries, other than CBS Operations, had approximately $167.3 million of indebtedness outstanding, while CBS Operations’ direct and indirect subsidiaries had approximately $84.4 million of indebtedness outstanding.

Global Securities

CBS Corporation may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. CBS Corporation may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part, for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by CBS Corporation if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the applicable debt indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders, for issuances of additional debt securities of such series.

Payment and Paying Agents

Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither CBS Corporation, the debt trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

CBS Corporation expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. CBS Corporation also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the debt indentures, CBS Corporation and CBS Operations generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to CBS Corporation and CBS Operations meeting all of the following conditions:

•	the surviving entity to the transaction must be a corporation organized under the laws of a state of the United States;

•	the resulting entity (other than CBS Corporation or CBS Operations) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	CBS Corporation or CBS Operations, as the case may be, must deliver certain certificates and documents to the debt trustee; and

•	CBS Corporation and CBS Operations, if applicable, must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We and CBS Operations may merge or consolidate with, or sell all or substantially all of our assets to each other or any of our Subsidiaries. When we make reference in this section to the sale of “all or substantially all of our assets,” we mean property and assets generating revenues representing, in the aggregate, at least 80% of our total consolidated revenues.

In the event that CBS Corporation or CBS Operations consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for CBS Corporation or CBS Operations, as the case may be, under the debt indentures and CBS Corporation or CBS Operations, as the case may be, shall be discharged from all of its obligations under the debt indentures.

Limitations on Liens

We covenant in the debt indentures that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “— Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing, in the case of any debt securities, on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the debt indentures that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•	we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “Limitations on Liens” without having to secure equally and ratably the debt securities;

•	the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our board of directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt”, with regard to a sale and leaseback arrangement of a Principal Property, is defined in the debt indentures as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the debt indentures.

The term “Principal Property” is defined in the debt indentures to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	CBS Corporation does not pay interest on a debt security of such series within 30 days of its due date;

•	CBS Corporation does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•	CBS Corporation remains in breach of a covenant or warranty in respect of the senior indenture for 60 days after CBS Corporation receives a written notice of default; the notice must be sent by either the debt trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	CBS Corporation or CBS Operations, if guarantees are issued, files for bankruptcy, or other events of bankruptcy specified in the applicable debt indenture, insolvency or reorganization occur.

If an Event of Default has occurred, the debt trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount (and premium, if any) of, and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the debt trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the debt indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the debt trustee.

Except in cases of default, where the debt trustee has special duties, a debt trustee is not required to take any action under a debt indenture at the request of holders unless the holders offer the debt trustee reasonable protection from expenses and liability satisfactory to the debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The debt trustee may refuse to follow those directions in certain circumstances specified in the applicable debt indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the debt trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the debt trustee take action because of the default and must offer the debt trustee indemnity satisfactory to the debt trustee against the cost and other liabilities of taking that action;

•	the debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•	holders of a majority in principal amount of the debt securities of a series must not have given the debt trustee a direction inconsistent with the above notice for a period of 60 days after the debt trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Debt Indentures

The debt indentures provide that CBS Corporation, CBS Operations, if applicable, and the debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to CBS Corporation’s or CBS Operations’ covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the debt indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the debt indenture or making any other provisions with respect to matters or questions arising under the debt indentures.

With specific exceptions, the debt indentures or the rights of the holders of the debt securities may be modified by CBS Corporation, CBS Operations and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding debt security affected which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on, any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of CBS Corporation to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of a debt indenture or specific defaults and their consequences provided for in the debt indenture, or otherwise modify the sections in the debt indenture relating to these consents; or

•	reduce the obligations of CBS Operations, if any, in respect of the due and punctual payment of principal, premium and interest, if any.

Meetings

The debt indentures contain provisions for convening meetings of the holders of the debt securities of any or all series. Specific terms related to such meetings of the holders are described in the debt indentures.

Defeasance and Covenant Defeasance

CBS Corporation may elect either (i) to defease and be discharged (and, if applicable, to have CBS Operations defeased and discharged) from any and all obligations with respect to the debt securities (except as otherwise provided in the debt indentures) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the debt indentures (“covenant defeasance”), upon the deposit with the debt trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, CBS Corporation must deliver to the debt trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the debt indentures.

CBS Corporation may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If CBS Corporation exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default and the guarantees relating to such debt securities will cease to exist. If CBS Corporation exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which CBS Corporation is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

CBS Corporation, CBS Operations, as guarantor, the debt trustees and any agent of ours, may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the debt trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The debt indentures, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debt Trustees

CBS Corporation will identify the debt trustees in the relevant prospectus supplement. In specific instances, CBS Corporation or the holders of a majority of the then outstanding principal amount of the debt securities issued under a debt indenture may remove the debt trustee and appoint a successor trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be eligible to act as trustee under the Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to securities issued by CBS Corporation or its affiliated companies and may engage in commercial transactions with CBS Corporation and its affiliated companies. The initial debt trustee under each debt indenture is The Bank of New York Mellon.

Senior Debt Securities

CBS Corporation will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

Senior Subordinated Debt Securities

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of CBS Corporation’s senior subordinated debt securities summarizes the additional terms and provisions of its senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of CBS Corporation’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Subordination.  The senior subordinated debt securities will be subordinated in right of payment to CBS Corporation’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on the senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of CBS Corporation’s senior indebtedness. CBS Corporation may not make payment of principal of, premium, if any, or interest on the senior subordinated debt securities and may not acquire, or make payment on account of any sinking fund for, the senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the senior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the senior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the senior subordinated debt securities may be made. CBS Corporation will give prompt written notice to the senior subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The senior subordinated indenture provisions described in this paragraph, however, do not prevent CBS Corporation from making a sinking fund payment with senior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with CBS Corporation’s dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the senior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of CBS Corporation’s insolvency, holders of the senior subordinated debt securities may recover ratably less than the holders of CBS Corporation’s senior indebtedness.

For purposes of the description of the senior subordinated debt securities, the term “Senior Indebtedness” of the Company or the Guarantor, as the case may be, means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the senior subordinated indenture or incurred or created after the execution:

•	indebtedness for money borrowed by it, or evidenced by securities, other than the senior subordinated debt securities or any other indebtedness which is subordinate to the senior subordinated debt securities;

•	obligations with respect to letters of credit;

•	indebtedness constituting a guarantee of indebtedness of others, other than any subordinated guarantees;

•	obligations under Capitalized Leases (other than telecommunications equipment, including satellite transponders);

•	any obligation of a third party if secured by a lien on assets; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the senior subordinated debt securities.

Senior Indebtedness of the Company or the Guarantor, as the case may be, will not include any obligation of the Company or the Guarantor (i) to any subsidiary of the Company or the Guarantor or to any person with respect to which the Company or the Guarantor is a subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

As of June 30, 2009, CBS Corporation’s Senior Indebtedness totaled approximately $6.9 billion, and CBS Operations had no Senior Indebtedness, other than its guarantees of the senior debt of CBS Corporation, all of which is fully and unconditionally guaranteed by CBS Operations.

Certain Definitions

The following definitions are applicable to the debt indentures:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to CBS Corporation, the term “Indebtedness” also includes any obligation of CBS Operations specified in clauses (i) through (v) above to the extent that said Indebtedness is guaranteed by CBS Corporation.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by CBS Corporation or by one or more of its Subsidiaries, or by CBS Corporation and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation, a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock which CBS Corporation may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, CBS Corporation’s amended and restated certificate of incorporation and amended and restated bylaws, the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock, and the Delaware General Corporation Law (the “DGCL”). Copies of our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled “Where You Can Find Additional Information.” You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

Terms of the Preferred Stock

Under CBS Corporation’s amended and restated certificate of incorporation, CBS Corporation is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The board of directors has the authority, without the approval of stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and to fix the number of shares and the designations, preferences and relative, participating, optional, dividend and other special rights and qualifications, limitations, restrictions, conditions and other characteristics of each series. As of September 30, 2009, CBS Corporation had 25,000,000 shares of preferred stock available for issuance.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•	the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could have an adverse impact on the rights of the holders of Class A Common Stock and Class B Common Stock, including, without limitation, their voting power. However, the board of directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the board of directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of CBS Corporation or the removal of the existing management. There are no present plans to issue any shares of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

CBS Corporation’s rights and the rights of holders of CBS Corporation securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of CBS Corporation upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent CBS Corporation may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the board of directors of CBS Corporation or a duly authorized committee of the board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the board of directors of CBS Corporation or a duly authorized committee of the board of directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, CBS Corporation will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, CBS Corporation may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of CBS Corporation or other capital stock of CBS Corporation ranking junior to that series of preferred stock as to dividends and upon liquidation, and other than in connection with the distribution or trading of any of its capital stock, CBS Corporation may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of CBS Corporation ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of CBS Corporation, the holders of the preferred stock will have preference and priority over the common stock of CBS Corporation and any other class of stock of CBS Corporation ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of CBS Corporation or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, CBS Corporation may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the board of directors of CBS Corporation or a duly authorized committee of the board of directors. From and after the redemption date, unless CBS Corporation is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

Terms of the Common Stock

The following description sets forth certain general terms of our common stock. The following description is not meant to be complete and is qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws and the DGCL. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are incorporated by reference herein. For more information on how you can obtain copies of these documents, see the section entitled “Where You Can Find Additional Information.” You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

The authorized common stock of CBS Corporation as set forth in our amended and restated certificate of incorporation consists of 375,000,000 shares of CBS Corporation Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of CBS Corporation Class B Common Stock, par value $0.001 per share. CBS Corporation is not registering Class A Common Stock with the SEC and is therefore not permitted to offer or sell any shares of Class A Common Stock pursuant to the registration statement of which this prospectus is a part. CBS Corporation is only registering with the SEC shares of Class B Common Stock as may be from time to time issued upon conversion of senior debt securities, senior subordinated debt securities or preferred stock and Class B Common Stock for resale by or one or more selling security holders to be identified in a prospectus supplement.

As of September 30, 2009, there were approximately 619.7 million shares of our Class B Common Stock issued and outstanding.

All issued and outstanding shares of Class A Common Stock and Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in the amended and restated certificate of incorporation as described below.

Voting Rights

Holders of Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Class A Common Stock, voting separately as a class, will be necessary to approve any merger or consolidation of CBS Corporation pursuant to which shares of common stock are converted into or exchanged for any other securities or consideration.

Holders of Class B Common Stock will not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of CBS Corporation must be approved by a majority of the aggregate voting power of the shares of capital stock of CBS Corporation present in person or represented by proxy, except as required by Delaware law.

Dividends

Holders of Class A Common Stock and Class B Common Stock will share ratably in any cash dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. If the board of directors declares a dividend of any securities of CBS Corporation or another entity, the board of directors will determine whether the holders of Class A Common Stock and Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Class A Common Stock and Class B Common Stock.

Conversion

So long as there are 5,000 shares of Class A Common Stock outstanding, each share of Class A Common Stock will be convertible at the option of the holder of such share into one share of Class B Common Stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of CBS Corporation, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of shares of common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination

In the event of a split, subdivision or combination of the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of common stock will be divided proportionally.

Preemptive Rights

Shares of Class A Common Stock and Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of CBS Corporation. The board of directors possesses the power to issue shares of authorized but unissued Class A Common Stock and Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Class A Common Stock and Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Class A Common Stock and without any action by the holders of shares of Class B Common Stock.

Other Rights

The amended and restated certificate of incorporation provides that CBS Corporation may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

Listing

Our Class A Common Stock and Class B Common Stock are listed on the New York Stock Exchange under the symbols “CBS.A” and “CBS,” respectively.

DESCRIPTION OF WARRANTS

CBS Corporation may issue warrants for the purchase of its senior debt securities, senior subordinated debt securities or preferred stock. The warrants may be co-issued by CBS Operations when the securities with respect to which the warrants are issued will be guaranteed by CBS Operations. Warrants may be issued independently or together with any senior debt securities, senior subordinated debt securities or preferred stock offered by any prospectus supplement and may be attached to or separate from senior debt securities, senior subordinated debt securities or preferred stock. The warrants are to be issued under warrant agreements to be entered into among CBS Corporation, CBS Operations as co-issuer, if applicable, and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of CBS Corporation in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency, currencies or currency units for which warrants may be purchased;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of senior debt securities or senior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the senior debt securities or senior subordinated debt securities may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of senior debt securities, senior subordinated debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each senior debt securities, senior subordinated debt securities or preferred stock;

•	if applicable, the date on and after which the warrants and the related senior debt securities, senior subordinated debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, senior debt securities or senior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If CBS Corporation maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of senior debt securities, senior subordinated debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which CBS Corporation may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the senior debt securities, senior subordinated debt securities or preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, CBS Corporation will, as soon as practicable, issue and deliver the senior debt securities, senior subordinated debt securities or shares of preferred stock purchasable upon the exercise, and, if applicable, CBS Operations will issue guarantees relating to those securities. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, CBS Corporation may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. CBS Corporation may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but CBS Corporation will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of CBS Corporation as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to either CBS Corporation or CBS Operations.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may sell the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of the offering of the securities, including the following:

•	the names of any underwriters;

•	the purchase price and the proceeds we or one or more selling security holders will receive from the sale, as the case may be;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities of the series may be listed; and

•	any other information we think is important.

If we or one or more selling security holders use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We, or one or more selling security holders, may sell offered securities through agents designated by us or such selling security holders, as the case may be, from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

We, or one or more selling security holders, as the case may be, also may sell offered securities directly.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us or one or more selling security holders, as the case may be, and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in a prospectus supplement.

Certain of any such underwriters, dealers and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority regarding the offer and sale of securities of an affiliate.

We, or one or more selling security holders, as the case may be, may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make relating to those liabilities.

We, or one or more selling security holders, as the case may be, may authorize underwriters, dealers and agents to solicit offers by certain types of institutions to purchase securities from us or such selling security holders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

In order to facilitate the offering of the securities, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover over-allotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us or one or more selling security holders for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

Cravath, Swaine & Moore LLP, our outside counsel, will pass upon the validity of the offered securities for us and for CBS Operations, except for the Class B Common Stock for resale by one or more selling security holders. Louis J. Briskman, Esq., our general counsel, will pass upon the validity of the Class B Common Stock for resale by one or more selling security holders. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of CBS Corporation incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.